Exhibit 99.01

          Cepheid Reports Third Quarter and Nine Months 2004 Results

             Nine Month Total Revenues Increase by 146% Driven by
                        179% Increase in Product Sales

      Nine Month Gross Margin Dollars on Product Sales Increase by 208%

    SUNNYVALE, Calif., Nov. 2 /PRNewswire-FirstCall/ -- Cepheid (Nasdaq: CPHD) today announced financial results for the quarter and nine months ended September 30, 2004.
    Product sales for the quarter ended September 30, 2004 increased 190% to approximately $13.4 million from approximately $4.6 million for the corresponding prior year period while product sales for the nine months period ended September 30, 2004 increased 179% to approximately $30.6 million from $11.0 million for the corresponding prior year period. The increase in product sales for both the quarter and nine months ended September 30, 2004 as compared to the corresponding prior year periods was due to a 848% and 551% increase, respectively, in reagent and disposable sales and to a 98% and 119% increase, respectively, in instrument sales.
    Total revenues for the quarter ended September 30, 2004 increased 162% to approximately $14.1 million compared to approximately $5.4 million for the corresponding prior year period, while total revenues for the nine months ended September 30, 2004 increased 146% to $32.6 million from $13.3 million for the corresponding prior year period. The increase in total revenue for both the quarter and nine months ended September 30, 2004 as compared to the corresponding prior year periods was due to the increase in product sales, which was driven in large part by sales related to the United States Postal Service (USPS) Bio-hazard Detection System (BDS), and, to a lesser extent, Life Sciences and Clinical Genetic Assessment product sales. Other revenues of $0.6 million and $2.1 million for the quarter and nine months ended September 30, 2004, respectively, was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.
    Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and nine months ended September 30, 2004 increased by 218% and 208%, respectively, as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended September 30, 2004 was 44% as compared to 40% for the corresponding prior year period and increased to 46% for the nine months ended September 30, 2004 as compared to 41% for the corresponding prior year period. The increase in product gross margin in the quarter and nine months ended September 30, 2004, as compared to the corresponding prior year periods was primarily due to a change in product mix to higher gross margin products, partially offset by the increase in royalty and license costs resulting from the recent license agreements with Applera Corporation (Applera) and F. Hoffmann-La Roche Ltd. (Roche). Gross margin on product sales for future quarters is expected to continue to be impacted by higher royalties related to these license arrangements and is expected to be consistent with the product gross margin of 45% achieved for the full year 2003.
    Net loss for the quarter and nine months ended September 30, 2004 was approximately $2.9 million, or $0.07 per share and $10.8 million, or $0.26 per share, respectively, compared to a net loss of approximately $3.9 million, or $0.11 per share and $13.0 million, or $0.40 per share for the corresponding prior year periods.
    "Based on the completion of our previously announced license arrangements with Applera, through Applied Biosystems (ABI) and Celera Diagnostics, and with Roche, the Company initiated during the quarter shipment of the first of our ASR products which identifies B. pertussis, followed by our second ASR product which identifies HSV in October," stated John Bishop, Cepheid's Chief Executive Officer. "We further expect to initiate shipment of up to four additional ASR products before the end of the year."
    "Sales within the Clinical market segment continue to grow with additional institutions adopting GBS testing utilizing the IDI-Step B product on the SmartCycler. As a subsequent event, in October Infectio Diagnostics, Inc.
(IDI) announced that it was merging with GeneOhm Sciences, of San Diego. We do not expect the merger to affect our non-exclusive distribution rights nor license rights to IDI's GBS, MRSA and potential VRE products. IDI began shipments of the IDI-MRSA product for use on the SmartCycler in October."
    "Deployment of the Northrop Grumman BDS within various processing centers of the USPS continues to progress. BDS unit installations have been completed at over 35 different USPS sites. We expect approximately 700 BDS units to be installed by the completion of phase 1 in the first quarter of 2005. The systems and the test cartridges continue to perform well. We expect there will be a phase 2 and continue to expect to be notified concerning the timing and magnitude of the phase 2 program either at the end of the fourth quarter this year or in early 2005. We currently do not expect to see an interruption in deployment of BDS units upon the completion of phase 1 and the initiation of phase 2."
    "We continued to expand our worldwide distribution of products into the Life Sciences market with the announcement of a new distributor in China during the quarter."

    2004 Outlook
    Commenting on Cepheid's outlook for the remainder of 2004, Mr. Bishop stated:
    "As previously stated, we expect to see continued growth in the Life Sciences and Clinical Genetic Assessment markets. We expect to initiate shipment of up to four additional ASR products which identify infectious disease organisms on the SmartCycler System in the fourth quarter. Further, we expect to be in clinical trials for our first 510k product, for Group-B Strep (GBS) on the GeneXpert System. Market launch of the GeneXpert GBS is expected in the first half of 2005."
    "We are increasing our expected range of 2004 product sales to, $46.0 million to $48.0 million, based on Phase I sales for the USPS program and sales expected from other existing and new products. We expect our gross profit margin on product sales for 2004 to be consistent with that achieved in 2003 at 45%. Based on an increase in R&D investment to accelerate delivery of our ASR and Clinical products and manufacturing scale up variances, we now expect our 2004 net loss to be in the range of $13.7 million to $14.7 million or $0.33 to $0.35 per share based on actual weighted average shares outstanding of 41.9 million as of September 30, 2004."
    As of September 30, 2004, the Company had $58.2 million in unrestricted cash.

    Conference Call Information
    Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-257-7063 (domestic) or 303-275-2170 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.
    After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, for 12 months. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 9, 2004; the conference ID is 11013887. The replay will be available after 6:30 pm (Eastern).

    About Cepheid
    Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

    This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, future revenues, future gross margin, future net losses and other financial data, the status of the USPS BDS program, contractual relationships and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; uncertainties relating to the timing of any approval of future deployments by government agencies; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, whether the BDS performs to specifications; unforeseen research, development and manufacturing problems, including with respect to the GeneXpert system and reagents; unforeseen manufacturing costs; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; our ability to successfully obtain regulatory approvals and introduce new products in the clinical market; the performance and market acceptance of new products; our reliance on distributors to market, sell our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; the effect of acquisitions in our industry on relationships with partners; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2003 and "Factors that Might Affect Future Results" in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.
    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    For further information please contact: John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or media, Tim Grace, +1-312-640-6741,
tgrace@financialrelationsboard.com, or investors/analysts, Tricia Ross, +1-617-520-7064, tross@financialrelationsboard.com, both of Financial Relations Board for Cepheid.

    (FINANCIAL STATEMENTS FOLLOW)



                                   CEPHEID

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                    (in thousands, except per share data)

                                   Quarter Ended          Nine Months Ended
                                   September 30,            September 30,
                                 2004       2003         2004        2003
    Revenues:
     Instrument sales           $8,064     $4,074      $20,648      $9,433
     Reagent and
      disposable sales           5,385        568        9,918       1,523
      Product sales             13,449      4,642       30,566      10,956
     Contract revenues             624        106        2,044         426
     Grant and government
      sponsored research
      revenue                        4        619           13       1,868
      Total revenues            14,077      5,367       32,623      13,250
    Costs and
     operating expenses:
     Cost of product sales       7,494      2,768       16,625       6,433
     Research and development    4,037      3,861       11,531      11,430
     Selling, general and
      administrative             3,984      2,646       11,485       8,364
     Expense contingency
      for patent related
      matter                        --         --        1,264          --
     Collaboration profit
      sharing                    1,474         --        2,506          --
      Total costs and
       operating expenses       16,989      9,275       43,411      26,227
    Loss from operations        (2,912)    (3,908)     (10,788)    (12,977)
    Other expenses, net             (3)         7           15         (34)
    Net loss                   $(2,915)   $(3,901)    $(10,773)   $(13,011)

    Basic and diluted
     net loss per share         $(0.07)    $(0.11)      $(0.26)     $(0.40)
    Shares used in
     computing basic and
     diluted net loss per
     share                      41,889     33,985       40,775      32,596



                                   CEPHEID

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                  September 30,   December 31,
                                                      2004           2003
                        ASSETS                     (unaudited)        (1)
    Current assets:
     Cash and cash equivalents                       $58,239        $18,510
     Accounts receivable                               9,091          3,504
     Collaboration receivable                             --          5,000
     Inventory                                         6,760          5,088
     Prepaid expenses and other
      current assets                                     687            650
    Total current assets                              74,777         32,752
    Property and equipment, net                        9,561          8,071
    Intangible assets, net                            31,244             47
    Restricted cash                                      688            688
    Total assets                                    $116,270        $41,558

            LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
     Accounts payable                                 $5,524         $1,823
     Accrued compensation                              1,652          1,604
     Accrued other liabilities                         4,224          2,350
     Current portion of deferred revenue               4,658          3,239
     Current portion of license fees payable        10,89898             --
     Current portion of equipment financing            2,129          1,897
    Total current liabilities                         29,085         10,913
    Long-term portion of deferred revenue              6,667          8,095
    Long-term portion of license fees payable          9,477             --
    Equipment financing, less current portion          1,954          1,978
    Deferred rent                                        576            497
    Commitments
    Shareholders' equity:
     Preferred stock                                      --             --
     Common stock                                    151,923         92,694
     Additional paid-in capital                        7,513          7,501
     Accumulated other comprehensive loss                (45)           (13)
     Accumulated deficit                             (90,880)       (80,107)
    Total shareholders' equity                        68,511         20,075
    Total liabilities and shareholders'
     equity                                         $116,270        $41,558

    (1) The balance sheet at December 31, 2003 has been derived from the Company's audited financial statements, which are included in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


SOURCE  Cepheid
    -0-                             11/02/2004
    /CONTACT: John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or media, Tim Grace, +1-312-640-6741, tgrace@financialrelationsboard.com, or investors/analysts, Tricia Ross, +1-617-520-7064, tross@financialrelationsboard.com, both of Financial Relations Board for Cepheid/
    /Web site:  http://www.cepheid.com /
    (CPHD)

CO: Cepheid; bioMerieux; Applera Corporation; F. Hoffmann-La Roche Ltd.; Roche; Applied Biosystems; ABI; Celera Diagnostics
ST:  California
IN:  CPR BIO HEA MTC
SU:  ERN CCA ERP